EXHIBIT 99.6
                                                                    ------------


                [Davies Ward Phillips & Vineberg LLP Letterhead]



December 22, 2005                                        Jay A. Swartz
                                                         Dir 416 863 5520j
                                                         swartz@dwpv.com

                                                         File No. 211371



BY FAX

Mr. James R. Van Horn
Vice President, General Counsel and Secretary
Hollinger International Inc.
712 Fifth Avenue
New York, NY 10019

Dear Mr. Van Horn:

HOLLINGER INTERNATIONAL INC.

I am writing in response to your letter of December 12, 2005, dealing with the proposed Board of Directors for Hollinger Inc.

We are disappointed with this response and find it very unconstructive and, perhaps, detrimental to our attempts to bridge the issues between Hollinger International and Hollinger Inc. As you are aware, we believe that both Hollinger International and Hollinger Inc. were victims of serious misconduct by a number of individuals who used their roles as directors and officers of Ravelston, Hollinger Inc. and Hollinger International to strip value out of both Hollinger International and Hollinger Inc, for their own personal benefit. Most of the impropriety was effected with the co-operation or complicity of the full board of directors of Hollinger International and certain of its officers, including Mr. Kipnis who clearly assisted in the misconduct. You have already established that the outside directors of Hollinger International have a portion of the responsibility for the damage done to Hollinger International.

There are undoubtedly serious issues which must be resolved between Hollinger International and Hollinger Inc., including the fact that, as part of Ravelston's scheme, a substantial portion of the assets of Hollinger Inc. were transferred to Hollinger International at below fair market value thereby enriching Hollinger International to the detriment of Hollinger Inc. While these disputes exist and must be resolved, they are not a real impediment to nominees of Hollinger Inc. serving on the Board of Hollinger International. The resolution of these disputes represents a very minor element of the overall value of Hollinger International and, where conflicts exist, the nominees of Hollinger Inc. could deal with these conflicts by excusing themselves from any process in


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which they are conflicted. Hollinger Inc. is principally concerned with enhancing the value of its shares of Hollinger International and, in this regard, having some impact into its direction and governance. This is a perfectly proper and responsible role for a significant investor.

As the controlling shareholder, Hollinger Inc. considers its request to have two nominees appointed to the Hollinger International Board to be fair, reasonable and equitable. We do not consider it proper to receive an offer with strings attached. We look forward to receiving your proxy material so that we may determine an appropriate course of action.

Yours very truly,



/s/ Jay A. Swartz
-----------------
Jay A. Swartz


JAS/ldv



cc:   The Board of Directors of Hollinger Inc.
      Nathan P. Eimer (ELMER STAHL)